Exhibit 10.1

July 1, 2010

Dr. W. Reid Lea

c/o W&T Offshore, Inc.

9 Greenway Plaza, Suite 300

Houston, Texas 77046

Re:	Resignation Agreement

Dear Dr. Lea,

W&T Offshore, Inc. (the “Company”), and its successors and assigns, are offering you this package of payments and benefits in connection with your voluntary resignation of employment and agreement to enter into a consulting agreement with the Company. If you sign this letter agreement, which includes Attachments A and B which are incorporated herein by reference and made a part of this agreement for all purposes (together, the “Agreement”), you agree that the package of pay and benefits set forth herein is in lieu of, and completely supersedes, any and all other agreements and understandings (written or oral) between you and the Company concerning your employment and termination of employment with the Company, including, without limitation, that certain Employment Agreement between you and the Company dated effective as of October 20, 2005 (collectively, the “Prior Agreements”).

1. Resignation Date. Your resignation date is July 2, 2010 (“Resignation Date”), and you will receive your base salary and employee benefits through the Resignation Date. On the Resignation Date your employment will end and you will cease to perform any and all duties as an employee or officer of the Company and its affiliates. You agree that no further compensation, benefits or any other payments or obligations shall be owed to you by the Company, other than any vested rights you have under any employee benefit plan that is subject to ERISA and the Company’s obligations to you set forth in this Agreement. Upon the Resignation Date, you hereby resign from and relinquish all of your corporate officer positions with the Company and its affiliates.

2. Final Paycheck/Return of Company Property. You will receive your final paycheck no later than the Company’s next regular payday following the Resignation Date, which will be for your unpaid base salary plus accrued vacation through the Resignation Date. You will return all Company property and documents in your possession to the Company on or before the Resignation Date, with the exception of your blackberry, which you may keep.

3. Stock Options and Phantom Stock. During the term of your employment with the Company, you were granted restricted shares of the Company’s common stock. Such grants were made pursuant and subject to the terms and conditions of the Company’s Amended and Restated Incentive Compensation Plan (“Incentive Compensation Plan”). The Company hereby agrees to pay you in cash for all 32,805 shares of your unvested stock. Such payment shall be made to you on or before July 16, 2010 and shall be based upon the closing price of the shares on the Resignation Date and such unvested shares shall be cancelled. You acknowledge and agree that, except for the shares of common stock owned of record or beneficially by you as previously reported to the SEC, you are not entitled to, nor shall you make any claim for, based upon or related to, any equity interest in the Company of any type whatsoever, including but not limited to, any other stock option, any shares of any class or series of capital stock in Company, or any security of the Company.

4. Continued Medical Plan Coverage. Provided you timely elect COBRA continuation coverage under the Company’s group medical plan, the Company shall permit you to continue your coverage and that of your eligible dependents under the Company’s group medical plan for 18 months from the Resignation Date. The Company shall waive the monthly COBRA premium required for such continued coverage except that you shall pay the employee portion of the premium. At such time as you are eligible for coverage under a comparable group medical plan and have accepted the coverage, this benefit shall terminate. You hereby expressly and permanently waive any rights you may have with respect to receiving a COBRA subsidized premium under the American Recovering and Reinvestment Act of 2009, as amended. Notwithstanding anything herein to the contrary, continued coverage as provided by this paragraph shall be available only so long as the Company maintains a group medical plan.

5. Consulting Agreement. Effective as of the day following the Resignation Date, the Company and you will enter into the Consulting Agreement attached hereto as Attachment A.

6. No Other Payments or Benefits. Except as set forth in this Agreement, all other compensation and benefits from the Company will cease effective on the Resignation Date.

7. Payments and Benefits Conditioned on Your Waiver and Release. Notwithstanding the foregoing or anything in this Agreement to the contrary, the payment and benefits provided to you pursuant to this Agreement are expressly conditioned upon the receipt by the Company from you of the executed Waiver and Release attached hereto as Attachment B and the expiration of the seven-day period for you to revoke such Waiver and Release. No payment or benefits shall be due or provided under this Agreement prior to the date such Waiver and Release becomes effective and nonrevocable (the “Release Date”). Additionally, (i) such Waiver and Release shall be mutual between the Company and you, and (ii) the Company will agree to indemnify you, to the full extent of the Company’s bylaws permitting indemnity of officers, for any claims based upon acts, omissions, or statements made by you in the course and scope of your employment during the time of your employment and the Consulting Term, which obligation shall not be released. Additionally the Company shall maintain in force Directors and Officers Liability insurance policies (the “D&O policies”) of which you shall be named as an additional insured (if permitted by the insurer) and for as long as the Company, in its sole discretion, desires to maintain Directors and Officers Liability Insurance. The Company shall not be required to name you as an “additional insured” if the Consulting Agreement lapses of if the Company causes the Consulting Agreement to lapse.

8. Covenant Not to Disclose, Etc., Obligations. On and after the Resignation Date, you agree to fully comply with the following confidentiality, no disparagement, and covenant not to disclose provisions:

(a) You acknowledge and agree that (i) by reason of your position with the Company, you have been given access to information, designs, plans, computer software and programs, trade secrets, customer lists, marketing plans, strategies, policies and procedures, as well as other confidential materials and information; and (ii) the foregoing constitute trade secrets and/or confidential, proprietary information respecting the business operations of the Company. As such, you agree not to, directly or indirectly, for a period ending the earlier of two years from the date hereof or such time as when the confidential information may become generally available in the public market through means other than provided by you, or when it is disclosed to you to or from other sources, other than as a result of your breach of this provision, disclose to any third party or use for the benefit of anyone other than the Company, or use for your own benefit or purposes, any such confidential, proprietary information without the prior written approval of the Company’s Chairman of the Board or Chief Executive Officer. You agree to return all documents and writings of any kind, including both originals and copies, whether developed by you or others, within your custody, possession or control, which contain any material non-public information which in any way relates or refers to the Company or any of its subsidiaries.

(b) You agree not to make any disparaging comments about the Company, any of its subsidiaries, or its/their officers or directors to any person inside or outside the Company, including but not limited to, current and former employees, and current and former members of the Board of Directors of the Company. The Company agrees to not make any disparaging comments about you to any person inside or outside the Company, including but not limited to, current and former employees, and current and former members of the Board of Directors of the Company. Violation of this Agreement will subject the guilty party to legal action by the other. The provisions of this Section 9 (b) shall remain in effect for a period of two years from the date hereof.

9. Assistance in Legal Actions. In the event the Company is or becomes involved in any legal action relating to events which occurred while you were rendering services to the Company or about which you possess any information, you agree to assist, subject to your “reasonable availability”, in the preparation, prosecution or defense of any case involving the Company, including without limitation, executing truthful declarations or documents or providing information requested by the Company and attending and/or testifying truthfully at deposition or at trial without the necessity of a subpoena or compensation. All reasonable travel expenses incurred by you in rendering such assistance will be reimbursed by the Company.

10. Agreement Effective Notwithstanding Subsequent Discovery of Different Information. Both you and the Company acknowledge and agree that either party may hereafter discover facts different from or in addition to those now known or believed to be true with respect to the claims, suits, rights, actions, complaints, agreements, contracts, causes of action, and liabilities of any nature whatsoever that are the subject of the release set forth in this Agreement, and both you and the Company expressly agree that this Agreement shall be and remain effective in all respects regardless of such additional or different facts.

11. No Admission of Liability. Nothing contained in this Agreement, or the fact that either you or the Company has signed this Agreement, shall be considered an admission of any liability or wrongdoing whatsoever by you or the Company. Should any portion of this Agreement be declared void or unenforceable, such portion shall be considered severable from the remainder, the validity of which shall remain unaffected.

12. Entire Agreement. This Agreement contains the entire agreement between you and the Company regarding these issues, and is in replacement of any and all Prior Agreements you may have, and no modification to this Agreement shall be valid unless set forth in writing and signed by both you and the Chief Executive Officer or Chairman of the Board of the Company.

13. Review Period. So that you can review this Agreement as you deem appropriate, the Company also advises you as follows: (i) this Agreement does not waive rights or claims that may arise after it is executed by you; (ii) seven days after you sign it, you may revoke it by written notice to Thomas F. Getten; and (iii) you should consult with an attorney if you desire before executing this Agreement. In the event of your revocation of this Agreement, including the Waiver and Release, all provisions of this Agreement shall cease to be in force and effect and all payments and benefits granted to you hereunder shall be terminated. By your execution of this Agreement, you acknowledge that the Company has offered you up to twenty-one days to consider your entry into this Agreement.

14. Section 409A and Other Taxes. It is contemplated by the parties that the payments and benefits provided to you under this Agreement not be subject to any excise taxes or any additional taxes, interest or penalties for noncompliance with any provisions of Section 409A of the Internal Revenue Code, and that your continued coverage, if any, in the Company’s group medical plan beyond the COBRA qualified period not result in adverse tax consequences to you. However, the Company is not making, and has not made, any representations to you with respect to the tax treatment of any payments or benefits provided to you under the Agreement and you hereby agree and acknowledge that you are solely responsible for all taxes, penalties and interest thereon, if any, and further acknowledge that the Company shall withhold from all payments and benefits provided pursuant to the Agreement all taxes, penalties and interest it is required by law to withhold.

Sincerely,

/s/ Tracy W. Krohn

Tracy W. Krohn

CEO

W&T Offshore, Inc.

Accepted and Agreed:

By:	/s/ W. Reid Lea

W. Reid Lea

ATTACHMENT A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of the 2nd day of July, 2010, between W&T Offshore, Inc., a Texas corporation (the “Company”), and W. Reid Lea (the “Consultant”).

W I T N E S S E T H

WHEREAS, the Company desires to engage the Consultant, and the Consultant desires to perform risk management consulting services for the Company.

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Consulting Services.

a.	The Company hereby engages the Consultant, and the Consultant agrees to perform and provide risk management and/or acquisition and divestiture consulting services to the Company, including but not limited to the consulting services set forth on Exhibit A hereto, on an independent contractor basis. While acting in the capacity as an independent contractor, the Consultant shall devote time and effort to the tasks assigned to the Consultant by the Company and shall perform those tasks in a timely and professional manner. Consultant agrees that such services will require that it be involved in and be available to provide services on an as needed basis, but that no minimum number of hours will be required to be performed. The Consultant shall perform its services hereunder in accordance with its best professional judgment; provided as long as such services are provided in good faith and in accordance with the Consultant’s professional judgment, the services are provided hereunder “as is” with no other warranty whatsoever provided by the Consultant.

b.	The Consultant’s services hereunder shall be performed at such locations as the parties hereto may mutually agree upon from time to time; provided, that the parties acknowledge and agree that Consultant will be required to periodically travel to other locations as are reasonably required.

c.	The Consultant shall be reimbursed for all reasonable out-of-pocket expenses incurred on behalf of the Company, and all expense reimbursements by the Company to the Consultant shall be made pursuant to the expense reimbursement policies of the Company.

2.

Term. Subject to the terms and conditions hereof, this Agreement shall be effective beginning upon the date hereof (the “Effective Date”) and shall continue for a period of ten months, after which time the term shall be automatically extended for a period of one month. Either party may terminate this Agreement at any time, with or without cause, by providing thirty (30) days’ prior written notice to the other party.

3.	Compensation. For all services rendered under this Agreement, on a bi-monthly basis, the Company agrees to pay to the Consultant beginning on the Effective Date and until the date of termination of this Agreement the sum of $10,000 per month. Such monthly fee shall be paid no later than the last day of each month during the term of this Agreement. The first monthly fee shall be paid on July 30, 2010 and in monthly installments thereafter.

4.	Independent Contractor Status. The Consultant acknowledges and agrees that as an independent contractor to the Company, no federal, state, or local taxes or social security withholdings will be made by the Company from the payments referenced in Section 3, above. The Consultant agrees to report and pay any contributions for taxes, unemployment insurance, social security and other benefits for itself. It is understood that this Agreement in no way makes the Contractor an employee, agent or representative of the Company. The Consultant shall have no authority to bind the Company in any capacity for any purpose.

5.

Confidential Information. The Consultant acknowledges that in the course of its engagement with the Company, it has received and will receive access to confidential information of a special and unique value concerning the Company and its business, including, without limitation, trade secrets, know-how, lists of customers, employee records, books and records relating to operations, oil and gas reserves and drilling information, costs or providing service and equipment, operating and maintenance costs, pricing criteria and other confidential information and knowledge concerning the business of the Company and its affiliates (hereinafter collectively referred to as “information”) which the Company desires to protect. The Consultant acknowledges that such information is confidential and the protection of such confidential information against unauthorized use or disclosure is of critical importance to the Company. The Consultant agrees that it and its officers, directors, partners, employees, affiliates, agents, or representatives (collectively, “Representatives”) will not reveal such information to anyone outside the Company. Moreover, the Consultant agrees to transmit such information only to such of its Representatives who need to know the information, for the sole purpose of assisting the Consultant in performing the consulting services, who are informed of this Section 5 and who, in writing, agree to be bound by the terms of this Section 5. In any event, the Consultant shall be fully liable for any breach of this Agreement by its Representatives. The Consultant further agrees that during the term of this Agreement and thereafter it and its Representatives will not use or disclose such information, other than in connection with the consulting services. Upon termination of the Consultant’s engagement hereunder, the Consultant and its Representatives shall surrender to the Company all papers, documents, writings and other property produced by them or coming into their possession by or through the Consultant’s engagement hereunder and relating to the information referred to in this Section 5, and the Consultant agrees that all such materials will at all times remain the property of the Company. The obligation of confidentiality, non-use and non- disclosure of know-how set forth in this Section 5 shall not extend to know-how (i) which was in the public domain prior to disclosure by the disclosing party, (ii) which comes into the public domain other than through a breach of this Agreement, or (iii) which is disclosed to the Consultant after the termination of this Agreement by a third party having legitimate possession thereof and the unrestricted right to make such disclosure. The agreements in this Section 5 shall survive the termination of this Agreement.

6.	Enforceability. If any court determines that any provision of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any provision of this Agreement, or any part thereof, is unenforceable against any person, the parties agree that such court shall have the power to modify such provision to the extent necessary to make the Agreement enforceable and valid, and the parties agree to request the court to exercise such power, and, in its modified form, such provision shall then be enforceable and shall be enforced.

7.	Indemnity. Subject to the obligations of the Consultant under section 5 hereof, the Company agrees to hold harmless the Consultant against and with respect to any and all claims, cost, damages, losses, expenses, liabilities, recoveries, suits, causes of action and deficiencies (collectively, the “Losses”) asserted by the Company and/or its Affiliates (as defined below), where the Losses are due to the negligence or carelessness of the Consultant in the performance of the consulting services under this Agreement.

8.	Successors of the Company. This Agreement shall be binding upon and inure to the benefit of any Successor (as hereinafter defined), and any such Successor shall be deemed substituted for the Company under the terms of this Agreement. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, the Company may assign this Agreement without the Consultant’s prior consent to any Affiliate (as hereinafter defined) of the Company or to any Successor of the Company. As used in this Agreement, (i) the term “Successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or businesses of the Company, but no such substitution shall relieve such companies of their original obligations hereunder; and (ii) the term “Affiliate” shall have the meaning ascribed thereto in Rule 144 under the Securities Act of 1933, as amended.

9.	Notices. All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by registered or certified first class mail, postage prepaid, return receipt requested to the parties hereto at the address set forth below (as the same may be changed from time to time by notice similarly given) or the last known business or residence address of such other person as may be designated by either party hereto in writing.

If to the Company:

W&T Offshore, Inc.

Nine Greenway Plaza, Suite 300

Houston, TX 77046

Attn: Thomas Getten

If to the Consultant:

W. Reid Lea

[Address redacted for privacy]

10.	Waiver of Breach. A waiver by the Company or the Consultant of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

10.	Entire Agreement. This Agreement comprises the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersedes and cancels all prior communications, understandings and agreements between the parties hereto relating to the subject matter hereof, whether written or oral, expressed or implied. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

10.	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Texas.

11.	Severability. If any provisions of this Agreement shall, for any reason, be held to violate any applicable law, and so much of said Agreement is held to be unenforceable, then the invalidity of such specific provision herein shall not be held to invalidate any other provision herein, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

COMPANY:

W&T OFFSHORE, INC.

By:	/s/ Tracy W. Krohn
Tracy W. Krohn, CEO

CONSULTANT:

By:	/s/ W. Reid Lea
W. Reid Lea

EXHIBIT A

•	Assist in the renewal of insurance policies

•	Assist in the collection of insurance claims

•	Provide A&D advice

Attachment “B”

Mutual Waiver and Release

I, W. Reid Lea, hereby release and discharge W&T Offshore, Inc. and any parent, subsidiary, predecessor, successor, assign or affiliated entity of either of them, along with their respective owners, partners, members, officers, directors, employees, agents, attorneys, successors, administrators and insurers (collectively the “Company Parties”), from any and all claims, demands, liabilities and causes of action, whether statutory or common law, including, but not limited to, any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, wages, contractual entitlements; and all claims or causes of action relating to any matter occurring on or prior to the date that I executed this Agreement, including, but not limited to, any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993, as amended; (xi) any state or federal anti-discrimination law; (xii) any state or federal wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (xvi) any and all claims I may have arising as the result of any alleged breach of any contract, incentive compensation plan or agreement or stock option plan or agreement with any Company Party (collectively, the “Released Claims” ). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, I am simply agreeing that, in exchange for the consideration provided in the Agreement of which this Waiver and Release is a part, any and all potential claims of this nature that I may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived in full. However, notwithstanding the foregoing, this release will not apply to the indemnification obligation of the Company as contained in the Letter Agreement, nor any indemnification generally available to me under the by-laws of the Company, nor will it release the Company from providing D&O liability insurance policies which cover me for acts or omissions committed by me during my tenure as an employee or a consultant for the Company

In no event does this release include any claims that arise after the date that I sign this Agreement, including any claims for sums owed pursuant to this Agreement. Nothing in this Agreement prevents me from filing any non-legally waivable claim, including a challenge to the validity of this Agreement with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, I understand and agree that I am waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

I expressly represent, warrant and agree that:

(a) I have not brought or joined any claims, appeals, complaints, charges or lawsuits against the Company Parties and have made no assignment, sale, delivery, transfer or conveyance of any rights I have asserted or may have against any of the Company Parties with respect to any Released Claim.

(b) I have been advised that I have the right to seek legal counsel before signing this Waiver and Release and I have had adequate opportunity to do so.

(c) I have been given at least twenty-one (21) days to review this Waiver and Release.

(d) I have seven days after signing this Waiver and Release to revoke it. The letter agreement between me and W&T Offshore, Inc. dated July 2, 2010 to which this Waiver and Release is attached (the “Letter Agreement”) will not become effective or enforceable until the revocation period has expired. Any notice of revocation of the Waiver and Release is effective only if received by Thomas Getten in writing by the close of business at midnight, Houston, Texas time, on the seventh day after I sign this Waiver and Release. I understand that if I revoke my acceptance of this Waiver and Release, the Company will not provide me with the benefits or payments described in the Letter Agreement and all other terms of the Letter Agreement will become null and void. If I do not revoke this Waiver and Release by providing written notice within seven days of signing, any payments to be made by W&T Offshore, Inc. shall be payable within fourteen days of the signing of this agreement.

I am knowingly and voluntarily entering into this Waiver and Release and, by doing so, I am receiving consideration in addition to anything of value to which I am already entitled.

By:	/s/ W. Reid Lea
W. Reid Lea

For the same consideration, W&T Offshore, Inc. does hereby release and discharge W. Reid Lea, his heirs, assigns, and successors (the “Lea Parties”) from any claim, demand or cause of action for damages or other relief, based upon, arising out of or caused by (i) any act, statement or representation made, performed or omitted by W. Reid Lea in the course and scope of his employment by any of the Company Parties, or (ii) any document executed by W. Reid Lea on behalf of any of the Company Parties, during the course of his employment; provided that the Company Parties had prior knowledge of the act, omission or document or prior knowledge of facts which would put a reasonable person on notice of such act, omission or document; and provided further that this release shall exclude any act or omission of W. Reid Lea that was gross negligence, willful misconduct or violated any law. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, the Company Parties are simply agreeing that, in exchange for the consideration provided in the Agreement of which this Waiver and Release is a part, any and all potential claims of this nature that the Company Parties may have against the Lea Parties, regardless of whether they actually exist, are expressly settled, compromised and waived in full.

By:	/s/ Tracy W. Krohn
Tracy W. Krohn, CEO

July 2, 2010

Mr. Michael Waszak

HR Manager

W&T Offshore, Inc.

9 Greenway Plaza, Suite 300

Houston, TX 77046

Re: Election of Cobra Benefits

Dear Mr. Waszak:

Per the terms of the Resignation Agreement dated today between W&T and me, I hereby elect to continue group medical plan coverage under COBRA and paragraph 4 of the agreement.

Sincerely yours,

/s/ W. Reid Lea
W. Reid Lea